Exhibit 10.4

Victor Bronshtein, Ph.D.
Universal Stabilization Technologies, Inc.
4050 Sorrento Valley Blvd., Suite L
San Diego, CA 92121

Confidential	January 7, 2011

Letter Of Intent

Universal Stabilization Technologies, Inc. (the “Licensor”) desires to provide Enterologics, Inc. (the “Licensee”) with a royalty-bearing, worldwide exclusive license to  Licensor’s Intellectual Property that will be needed exclusively for preservation (or stabilization) of E. coli probiotic bacteria and exclusively for protection of the Licensee’s business in  the Field defined below. The Intellectual Property to be licensed will include Licensor’s patents and patent applications, know how, and trade secrets relating to preservation (stabilization) of E. coli probiotic bacteria, and subsequent commercialization of products containing the preserved E. coli probiotic bacteria (“Licensed Products”).  By signing this Letter of Intent Licensor will provide Licensee with the Right of the First Refusal to enter into the License Agreement under the License Terms described below.  This Right is given to the Licensee in good faith in anticipation of having a good joint business between Licensor and Licensee but only for period of time ending on May 15, 2012.

It is understood that the License Agreement will not be limited to only the License Terms described below, but will include other provisions and terms, which shall be negotiated in good faith to finalize and execute the License Agreement.  However, the License Terms described below should be included in the License Agreement.

Before entering into a definitive license agreement (the “License Agreement”), the Licensor has expressed a desire to have an option period for further evaluation of the Licensor’s Intellectual Property (“Option Period”).  During the Option Period the Licensee will sponsor Licensor’s execution of a Pilot Development Project to produce data demonstrating the suitability of the Licensor’s stabilization technology for E. coli probiotics to produce a thermostable, commercially viable formulation of an E. coli probiotic that would satisfy the Licensee’s specifications.  The Licensor agrees to not negotiate any License Agreements in the Field during the Option Period from January 15, 2011 to May 15, 2012 with any other party but the Licensee under Conditions described below.  Further, the Licensor agrees not to entertain or consider licensing offers in the Field from any other party during this Option Period under Conditions described below.

Conditions:
•	No later than May 15, 2011, the Licensee and the Licensor will sign and begin executing a mutually agreeable one-year Pilot Development Project.
•
Starting  on the earlier of (i) May 15, 2011, or (ii) the first day after signing the Pilot Development Project, the Licensee will be obligated to pay the Licensor at least CA$8,333.33 per month for the work performed  by Licensor under the Pilot Development Project.  The Licensee and the Licensor will negotiate in good faith the goals, objectives and work product of the Pilot Development Project and the actual amount of the such monthly payment, which may be in excess of CA$8,333.33, depending on the scope of the work requested by Licensee.

•
The Option Period for the exclusive option to enter into the License Agreement on the License Terms described below will expire on the earlier of (i) May 15, 2012 or (ii) the date the Licensee ceases to make monthly payments to the Licensor for the Pilot Development Project.

License Terms:
1. Definitions

Field
Escherichia coli (E. coli) bacteria when used as a probiotic, but specifically excludes (a_ use to preserve E. coli bacteria as a vaccine delivery vector; (b) use to preserve other probiotic bacteria, viral, bacterial and other vaccines, blood components, therapeutic proteins, diagnostics, products derived from stem and other animal cells and  (c) other biologics that are different from Escherichia coli (E. coli) bacteria

License Agreement	The parties shall negotiate in good faith to execute a License Agreement based on the License Terms.
Licensed Intellectual Property	Licensor Patents, Patent Applications, know-how and trade secrets relating to preservation (stabilization) of E. coli bacteria
Parties	Licensee and Licensor
Licensed Product	Any product containing E. coli used as a probiotic, as defined in the Field, where E. coli is used in the dry preserved state achieved using the Licensed Intellectual Property
Net Sales
Gross receipts from Sale of Licensed Product Worldwide by Selling Party which shall exclude shipping, insurance, sales, excise duties and similar taxes. In addition less deductions for:
(i) trade, quantity and cash discounts actually granted; and

(ii) amounts actually repaid or credited to the Selling Party customers on account of return of Licensed Product or on account of retroactive price reductions affecting such Licensed Product.

Provided however that Net Sales of each unit of Licensed Product shall not be reduced to less than 95% of gross receipts from Sale of such unit of Licensed Product.

Sale, Sold
Means the sale by a Selling Party to any person/party.  If such sale is other than on normal arms-length commercial terms, for the purposes of determining the Net Sales of any unit of Licensed Product to which such first sale relates, the Net Sales shall be the higher of the fair market value of such unit and the actual price at which such unit is sold.

Selling Party	Licensee or its Sublicensee
Sublicensee Additional Considerations
Any consideration received by Licensee from a Sublicensee with respect to the Licensed Intellectual Property, excluding any Royalty referred to in Clause 3.4 below.

Where consideration is other than monetary (such as equity issued in connection with the sub-license) the Licensee shall pay Licensor 20% of the fair market value of such consideration. If shares, then 20% of shares.

Sublicensee	A Third Party which has been granted a sublicense by Licensee with respect to the Licensed Intellectual Property
Term	Whatever is longer: 20 years or the life of a patent included in the Licensed Intellectual Property

Territory	Worldwide
Third Party	Any person other than: (i) Licensor; (ii) Licensee
2. Grant of rights
2.1 License rights
The License Agreement will provide that Licensor grants to Licensee an exclusive license to use the Licensed Intellectual Property the Field to develop, make, have made, import, use, have used, sell and/or have sold Licensed Product in the Territory.

2.3 Sublicensing right
The License Agreement will provide that the Licensor grants to Licensee the right to sub-license the rights to any other person or entity, subject to the Licensor signature, which shall not be unreasonably withheld.

Licensee shall be liable for all acts or omissions of each Selling Party, which if committed would constitute a breach of any provision of this Letter Of Intent.

3. Payments and royalties
This Agreement provides that the following payments be made by Licensee to Licensor as consideration for licenses granted under the License Agreement.  Note:  all payments will be made in CA$ at Licensor’s request.  Licensee will cover currency conversion and bank transfer costs up to 1% of the total payment; amounts in excess of this will be borne by the Licensor.

3.1 License issue and technology transfer fees
Paid in the following installments beginning with the execution of the License Agreement:
• CA$50,000 upon signing of the License Agreement.

• CA$25,000 for submitting the detailed report of the formulations  and protocols used in the studies to preserve E. coli during the Option Period together with the results achieved in this studies.  Licensor will be available to answer questions of clarification regarding the report as part of the technology transfer at no additional fee.   No additional experimental (or other additional work) will be performed during the technology transfer.  Licensor will only share  information that could be reasonably requested.  Any future activity including consulting help that will not be unreasonably refused by Licensor and will be compensated.  The compensation for any additional work will be negotiated in a good faith.

3.2 Patent allowance and issue fees
For additional patent applications that are filed and granted, Licensee may include these in Licensed Intellectual Property for CA$50,000 per patent.

Licensee will not make any additional payments for patents that issue from the existing three patent applications that are included in Licensed Intellectual Property.

3.3 Sublicensing	The following share of any Sublicensee Additional Considerations: twenty percent (20%).
3.4 Minimums
Minimum annual payment for the license is due on the anniversary date of the License Agreement in the following years:
• CA$25,000 at end of first full year of License Agreement, and $25,000 at end of each succeeding year until first FDA approval of Biologics Licensing Application (BLA) for probiotic biologic in Field.

• Following approval of BLA, CA$50,000 at end of next anniversary date of License Agreement, with payments increasing by CA$25,000 annually thereafter to a maximum of CA$100,000, if first licensed product is an Orphan Drug, and CA$150,000 if first licensed product is for a larger indication/market.

3.5 Royalty
Royalty payments will be payable on Net Sales of all Licensed Products manufactured, supplied and/or sold by any Selling Party in the Territory (Worldwide) during the Term .

Provided however that Net Sales of each unit of Licensed Product shall not be reduced to less than 95% of gross receipts from SALE of such unit of Licensed Product.

3.5.1 Nominal Royalty
The following percentage of Net Sales of the Licensed Products will be paid by Licensee to the Licensors:

Licensed Products sold for administration to animals:  three percent (3%).

Licensed Products sold for administration to humans:  three percent (3%).

Subject to royalty stacking provision:  If  total royalties on any individual product exceed six percent (6%), then royalties payable to individual licensors will be pro-rata reduced to achieve 6 percent total level.

4 Currency	All payments should be made in Canadian dollars indicated above as “CA$”
5 Additional Consideration (Stock)	After signing the License Agreement, the Licensee will issue the Licensor 100,000 shares of the Licensor’s common stock.

/s/ Victor Bronshtein	January 7, 2011
Victor Bronshtein, PhD	Date
President and Chief Scientific Officer
Universal Stabilization Technologies, Inc.

Accepted on behalf of Enterologics, Inc.

/s/ Robert A. Hoerr	12 Janaury 2011
Robert A. Hoerr, MD, PhD	Date
President

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